Purchase and Sale Agreement
(Saline Medical Park Place)

and
Escrow Instructions
dated April 20, 2011
by and between
G&E HC REIT II BENTON MEDICAL PLAZA I & II MOB, LLC,
a Delaware limited liability company (“Buyer”)
and
Medical Park Place Medical Complex, LLC, a Delaware limited
liability company (“Seller”)

and
Chicago Title Insurance Company (“Escrow Agent”)

PURCHASE AND SALE AGREEMENT
AND ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT and ESCROW INSTRUCTIONS (this “Agreement”) is entered into as of this 20th day of April, 2011 (the “Effective Date”), by and among Medical Park Place Medical Complex, LLC, a Delaware limited liability company (“Seller”); G&E HC REIT II Benton Medical Plaza I & II MOB, LLC, a Delaware limited liability company (“Buyer”); and Chicago Title Insurance Company (“Escrow Agent”).

RECITALS

I. Pursuant to that certain Ground Lease (the “Ground Lease”), dated July 21, 2009, by and between Seller and Medical Park Place Medical Center, an Arkansas non-profit corporation (“Hospital”), Seller ground leases from the Hospital certain real property located at 3 and 5 Medical Park Drive, Benton, Arkansas (“Parcel”), and altogether more particularly described on Exhibit “A” attached hereto, and Seller holds certain right, title and interest in, to and under certain other assets as hereinafter described.

II. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Property (as hereinafter defined) on the terms and conditions contained in this Agreement.

III. As of the Effective Date, Buyer (or an Affiliate (as hereinafter defined) of Buyer) has entered into certain real estate purchase agreements (each a “Seller Affiliate Purchase Agreement”) for the acquisition of certain interests in real property and certain related assets with the following Affiliates of Seller: Bryant MOB Medical Complex, LLC; Home Health Medical Complex, LLC; and Jersey City Medical Complex, LLC.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE 1
SALE OF PROPERTY

1.1 Property To Be Sold. Subject to the terms and provisions hereof, the Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, upon the terms and conditions of this Agreement:

1.1.1 All of the Seller’s right, title and interest in and to the Parcel, together with all privileges, rights, easements and appurtenances belonging to the Parcel, including without limitation, the leasehold rights under the Ground Lease, together with all security deposits or other deposits held in connection therewith (if any), and all right, title and interest (if any) of Seller in and to any streets, alleys, passages, and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all mineral rights appurtenant to the Parcel (collectively, the “Land”);

1.1.2 All of the Seller’s right, title and interest in and to all buildings, structures and other improvements and all fixtures, systems and facilities located on the Land (the "Improvements”; together with the Land, from time to time, the “Real Property”);

1.1.3 All of the Seller’s applicable right in and to (i) leases (excluding the Ground Lease) including all amendments thereto, with persons or entities (each a “Tenant”, and collectively, the “Tenants”) leasing the Real Property or any part thereof or hereafter entered into in accordance with the terms hereof prior to Closing (collectively, the “Tenant Leases”), together with all security deposits, other deposits held in connection with the Tenant Leases, and all of the Seller’s right, title and interest in and to all guarantees, letters of credit and other similar credit enhancements providing additional security for such Tenant Leases, and (ii) any sub-leases to which a Seller is a party or bound, including all amendments thereto, with persons or entities leasing all or a portion of the Real Property as sub-tenants of Tenants (“Sub-Leases”), together with all security deposits, other deposits held in connection with such Sub-Leases, and all of the Seller’s right, title and interest in and to all guarantees, letters of credit and other similar credit enhancements providing additional security for such Sub-Leases. For purposes of this Agreement, the Sub-Leases entered into by Tenants shall not be deemed to be included within the definition of “Tenant Leases”;

1.1.4 All of the Seller’s right, title and interest in and to (i) any and all tangible personal property owned by Seller located on and used in connection with the Real Property, including, without limitation, sculptures, paintings and other artwork, equipment, furniture, tools and supplies (collectively, the “Tangible Personal Property”); and (ii) any and all plans and specifications; architectural and engineering drawings; and the common name of the Real Property (collectively, the “Intangible Personal Property”, and, collectively with the Tangible Personal Property, the “Personal Property”);

1.1.5 To the extent assignable, all of the Seller’s rights in and to all unexpired warranties and guaranties relating to the Improvements (the “Warranties”);

1.1.6 To the extent assignable, all of the Seller’s rights in and to all use, occupancy, building and operating licenses, permits, approvals, and development rights relating to the Real Property (the “Permits”);

1.1.7 To the extent assignable, all of Seller’s rights, title and interest in and to all service contracts relating to the operation of the Real Property (collectively, the "Contracts”), to the extent Buyer has agreed to assume same pursuant to Section 3.4 and to the extent not required to be terminated pursuant to Section 4.5.2;

1.1.8 To the extent assignable, all of the Seller’s rights, title and interest in and to the trade names used or utilized by Seller in connection with the Property, if any, set forth on Schedule 1.1.8 hereof; and

1.1.9 The Real Property, Personal Property, and the Seller’s interest in the other property described in this Section 1.1 are hereinafter sometimes referred to collectively as the "Property”.

1.2 Purchase and Sale. Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the Seller’s right, title and interest in and to the Property, on the terms and conditions set forth in this Agreement.

1.3 Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be Eight Million Eight Hundred Twenty Five Thousand and No/100 Dollars ($8,825,000.00). The Purchase Price shall be paid to Seller by Buyer on the Closing Date (as defined below), plus or minus all applicable adjustments or credits as set forth herein, by wire transfer of immediately available federal funds.

1.4 Deposit And Escrow.

1.4.1 Within three (3) Business Days (as defined below) after the Effective Date, Buyer shall deliver to Escrow Agent at the following address: 700 South Flower Street, Suite 3305, Los Angeles, CA 90017 Attn: Marley Harrill, Vice President, Special Projects (harillm@ctt.com) Phone: (213) 488-4348, a deposit in the form of cash or a wire transfer of immediately available funds in the amount of One Hundred Eleven Thousand One Hundred and No/100 Dollars ($111,100.00) (the "Initial Deposit”), and within one (1) Business Day following the expiration of the Due Diligence Period (defined in Section 3.2), assuming Buyer has not previously terminated this Agreement, Buyer shall deliver to Escrow Agent an additional good faith deposit (the "Additional Deposit”) of Fifty Five Thousand Five Hundred Fifty and No/100 Dollars ($55,550.00). The Initial Deposit and the Additional Deposit shall be collectively referred to herein as the “Deposit”. The Deposit shall be held in an insured, interest-bearing account with interest accruing for the benefit of the Buyer. All interest earned on the Deposit shall be reported to the Internal Revenue Service as the income of Buyer. Buyer shall promptly execute such documents as the Escrow Agent may reasonably request to report properly such income. If Buyer fails to deposit the Initial Deposit in accordance with this Section, this Agreement shall terminate and neither Seller nor Buyer shall have any further rights, obligations or liabilities to the other party arising out of or resulting from this Agreement except as follows: Buyer shall return to Seller: (i) all Property Information (as defined below); and (ii) all information provided by Seller as part of the Exhibits and Schedules to this Agreement. In the event Buyer fails to deposit the Initial Deposit in accordance with this Section, Seller’s remedies shall be limited to receipt of such materials, and in no event shall Seller be entitled to the Initial Deposit. Failure to timely deliver the Additional Deposit (after notice and expiration of any applicable cure period) shall constitute a default by Buyer.

1.4.2 The Deposit (and any interest accrued thereon) shall be applied to the Purchase Price if the Closing (as defined below) occurs. Upon delivery of Buyer’s Approval Notice (as defined below), the Deposit shall not be returned to Buyer unless escrow fails to close due to (i) Seller’s breach or default under this Agreement, (ii) a failure of a representation or warranty by Seller to be true and correct as of the Closing, (iii) a failure of a condition precedent to Buyer’s obligation to close, and (iv) any other reason that entitles Buyer to have the Deposit returned as provided for herein, including, without limitation, any reason provided in Sections 3.6, 6.2, 7.1, and 7.2. In the event Buyer shall elect to terminate or shall be deemed to have terminated this Agreement during the Due Diligence Period (as defined below), or as otherwise provided in this Agreement, the Deposit (and any interest accrued thereon) shall be returned to Buyer as provided in Section 3.6.

1.4.3 The duties of the Escrow Agent with respect to the Deposit are to hold and deposit the Deposit (and any interest accrued thereon) and to disburse the same in accordance with the terms of this Agreement. If a controversy shall arise between the parties hereto or with any third person after the expiration of the Due Diligence Period, the Escrow Agent may await the outcome of such controversy by final legal proceeding or otherwise as the Escrow Agent may reasonably deem appropriate, or Escrow Agent may institute such interpleader or other proceedings as Escrow Agent may deem proper. The Escrow Agent is executing this Agreement only to evidence its consent to its role as escrow agent and its receipt of the Deposit, and this Agreement shall be effective as of the Effective Date notwithstanding the date of execution by Escrow Agent. If a controversy shall arise between the parties hereto or with any third person prior to the expiration of the Due Diligence Period, and Buyer terminates this Agreement pursuant to the terms hereof, the Deposit shall be returned to Buyer in accordance with Section 3.6 of this Agreement, without any consent required of Seller.

1.4.4 From time to time on and after the date hereof, Seller and Buyer shall deliver or cause to be delivered to Escrow Agent such further documents and instruments and shall do and cause to be done such further acts as Escrow Agent shall reasonably request (it being understood that Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

1.5 Closing Date. The closing (the “Closing”) of the transaction contemplated herein shall be an escrow style closing to occur on the earlier of the following dates (the "Closing Date”): (i) May 13, 2011; or (ii) such other date as shall be mutually agreed to by Seller and Buyer. Buyer may extend the Closing Date from May 13, 2011 to May 27, 2011 by delivering to Seller a written notice of such extension (an “Extension Notice”) no less than three (3) days prior to May 13, 2011 and, within one (1) Business Day thereafter, depositing Fifty Five Thousand Six Hundred Fifty Five and No/100 Dollars ($55,655.00) with Escrow Agent (the “Extension Deposit”), which Extension Deposit, together with any interest thereon and notwithstanding anything to the contrary contained in this Agreement, shall be deemed part of the Deposit for all purposes of this Agreement. In the event that Buyer provides an “Extension Notice” for any Seller Affiliate Purchase Agreement (as such term is defined in such Seller Affiliate Purchase Agreement) such “Extension Notice” shall automatically act as an Extension Notice hereunder without the need for any further action on the part of any party, other than the payment of the “Extension Deposit” for each such property subject to a Seller Affiliate Purchase Agreement. For the avoidance of doubt, a written “Extension Notice” provided by Buyer that extends the “Closing Date” under a Seller Affiliate Purchase Agreement shall extend the Closing Date under this Agreement and Buyer shall not be required to provide a separate Extension Notice to effect the extension of the Closing Date under this Agreement pursuant to this Section 1.5, provided, however that Buyer shall be required to deposit the Extension Deposit under this Agreement.

ARTICLE 2
TITLE AND SURVEY

2.1 Title and Survey. Buyer may, at its option (i) obtain preliminary title reports or commitments (the “Preliminary Report”) from Escrow Agent (referred to herein in such capacity as the “Title Company”), together with legible copies of all recorded encumbrances and exceptions to title, (ii) conduct UCC searches covering Seller and the Property (the “UCC Searches”), and (iii) order a survey of the Real Property by a licensed surveyor or registered professional engineer (the “Survey”).

2.2 Title Objections. On or prior to the expiration of the Due Diligence Period (as hereinafter defined), Buyer may deliver to Seller written notice of Buyer’s objections to any matters raised by the Survey, UCC Searches and/or Preliminary Report (the “Title and Survey Objections”). If Buyer does not deliver any Title and Survey Objections on or prior to the expiration of the Due Diligence Period, Buyer shall be deemed to have waived its right to object to any title exceptions appearing on the Preliminary Report, Survey and/or UCC Searches (and the same shall not constitute Title and Survey Objections and shall be deemed acceptable to Buyer).

2.3 Seller’s Right to Cure Title Objections. Within five (5) Business Days of receipt of any such notice of Title and Survey Objections as set forth in Section 2.2, Seller shall notify Buyer in writing of Seller’s election to cure, at Seller’s sole expense, such Title and Survey Objections or Seller’s election, in its sole and absolute discretion, not to cure such Title and Survey Objections (“Seller’s Response Notice”). Prior to giving notice of an election not to cure Title and Survey Objections, Seller will consult with Buyer in an attempt to resolve such Title and Survey Objections and if the same is reasonably susceptible of being resolved, will cooperate with Buyer at no cost or expense to Seller except for time in resolving such Title and Survey Objections. If Seller notifies Buyer in accordance with the preceding sentence that Seller is unable or unwilling to cure any of the Title and Survey Objections, then Buyer shall notify Seller and Escrow Agent, within three (3) Business Days following receipt of Seller’s Response Notice, of Buyer’s election, in its sole and absolute discretion, to either terminate this Agreement (whereupon this Agreement shall terminate and the parties shall have no further obligations to or recourse against each other except for matters that expressly survive termination) or proceed to Closing and accept title to the Property subject to the Title and Survey Objections, without any abatement of the Purchase Price, or any liability or obligation on the part of Seller by reason of such Title and Survey Objections. If Buyer fails to notify Seller of its election to terminate this Agreement within three (3) Business Days following receipt of Seller’s Response Notice, then Buyer shall be deemed to have waived such Title and Survey Objections and the same, if any, shall be deemed acceptable to Buyer hereunder.

2.4 Required Title Condition. Title to the Property shall be conveyed to Buyer subject only to the following matters: (i) current, non-delinquent real estate taxes and assessments, (ii) the matters set forth in the Preliminary Report and permitted by Buyer as part of the Title Policy (as defined below), and (iii) any other matters deemed acceptable to Buyer pursuant to Sections 2.2 or 2.3 or approved in writing by Buyer in Buyer’s reasonable discretion (collectively, the “Required Title Condition”). Notwithstanding anything contained in this Agreement to the contrary, Seller shall be obligated, at its sole cost and expense, to satisfy at or prior to Closing all monetary encumbrances affecting the Property evidenced by deeds of trust, tax liens, judgments, mechanics’ liens, or other liens or charges in a fixed sum, and Seller authorizes the use of the Purchase Price or a portion thereof to pay and discharge the same at Closing.

ARTICLE 3
INSPECTION AND DUE DILIGENCE PERIOD

3.1 Access. From and after the Effective Date through the Closing, (i) Buyer, personally or through its authorized agent or representatives (“Buyer’s Representatives”), shall be entitled, upon reasonable advance notice to Seller, to enter upon the Property during normal business hours and shall have the right to make such investigations, including appraisals, tenant interviews, interviews of governmental officials, engineering studies, soil tests, environmental studies and inspections thereof as Buyer deems necessary or advisable but only in accordance with the provisions of this Article 3.  Seller shall, at Seller’s expense, turn on, run, and maintain, without any interruption in service, electrical power and all utilities to the Property (including without limitation plumbing, heating and air conditioning systems) to facilitate Buyer’s testing and investigations thereof. Buyer shall have the right to conduct a Phase I environmental site assessment, and, if necessary, but only with the prior written consent of Seller, a Phase II environmental site assessment (including soils borings, soil sampling and, if relevant, ground water testing, and invasive sampling of building materials with respect to the Property). Buyer’s and Buyer’s Representatives’ investigations and inspections shall: (i) not unreasonably interfere with the operation and maintenance of the Property; (ii) not damage any part of the Property; (iii) not injure or otherwise cause bodily harm to Seller, its agents, contractors, sublessees and employees or any Tenant, their agents, contractors, sublessees and employees; and (iv) not unreasonably interfere with any activities conducted on the Property by any Tenant. Buyer shall maintain general liability insurance of at least Two Million and No/100 Dollars ($2,000,000.00) covering any accident arising in connection with the presence of Buyer or Buyer’s Representatives on the Property. Buyer shall not perform any invasive tests or inspections of the Property without the written consent of Seller, not to be unreasonably withheld or delayed. Seller reserves the right for itself and its representatives to be present for any inspection or test. Buyer shall not permit any liens to attach to the Property by reason of the exercise of its rights hereunder. If any soil or other tests conducted by Buyer affect the surface of the Parcel, Buyer shall restore the surface of the Parcel to substantially the same condition in which the same was found before any tests were undertaken. Buyer hereby agrees to indemnify and hold Seller (and Seller’s agents, advisors, partners, members, owners, officers and directors, as the case may be) harmless from any and all liens, claims, causes of action, damages and expenses (including reasonable attorney’s fees) arising out of any inspections and investigations by Buyer or Buyer’s Representatives, but in no event shall the indemnity of this Section include the discovery of pre-existing conditions disclosed by Buyer’s investigations. Notwithstanding any other provision in this Agreement to the contrary, this indemnification shall survive the termination of or Closing under this Agreement.

3.2 Due Diligence Period. Buyer shall have from the Effective Date until April 29, 2011 (such period being the “Due Diligence Period”) to physically inspect the Property, review the economic data, conduct appraisals, perform examinations of the physical condition of the Improvements, and to otherwise conduct such due diligence review of the Property in accordance with the terms hereof and a review all of the items to be furnished by Seller to Buyer pursuant to Section 3.3, and all records and other materials related thereto as Buyer deems appropriate.

3.3 Items to be Provided by Seller. Seller has delivered to Buyer the applicable information set forth on Exhibit “B” for the Parcel (collectively, the “Property Information”). Buyer acknowledges receipt of the Property Information. Buyer expressly agrees that Seller is furnishing the Property Information to Buyer for informational purposes and, except as expressly provided otherwise herein, without representation or warranty as to the accuracy or completeness of the contents of such Property Information.

3.4 Contracts. Buyer shall not be required to assume any Contracts of Seller at Closing. As of the Closing Date, Seller, at Seller’s expense, shall terminate all Contracts, including without limitation any leasing commission agreements and management agreements affecting the Property, except those Contracts that Buyer elects to accept, in Buyer’s sole discretion, by providing to Seller written notification prior to the expiration of the Due Diligence Period of those Contracts Buyer elects to assume. For the avoidance of doubt, Buyer’s failure to provide the written notice described above shall be deemed an election not to assume any Contract.

3.5 Buyer’s Possible Early Termination. At any time on or before the expiration of the Due Diligence Period, Buyer shall have the right to approve or disapprove in Buyer’s sole and absolute discretion, the Property, the Property Information, or any other matter whatsoever regarding the Property, by providing written notice to Seller disapproving the Property for purposes of this Article 3 (“Disapproval Notice”). Unless Buyer provides Seller with a written notice of its approval of the Property (“Approval Notice”) prior to or on the expiration of the Due Diligence Period, this Agreement shall automatically terminate and the provisions of Section 3.6 shall apply. Notwithstanding anything herein to the contrary, an Approval Notice shall not be deemed to be a waiver by Buyer of any other rights of termination it may have as set forth herein. In the event that Buyer terminates any Seller Affiliate Purchase Agreement on or prior to the expiration of the Due Diligence Period, such termination shall automatically act as a termination hereunder without the need for any further action on the part of any party. For the avoidance of doubt, a written notice provided by Buyer that terminates a Seller Affiliate Purchase Agreement shall act as a Disapproval Notice hereunder and Buyer shall not be required to provide a separate Disapproval Notice to effect the termination of this Agreement pursuant to this Section. The parties acknowledge and agree that the Closing on the Property must occur at the same time and is contingent upon, the Closing under all of the Seller Affiliate Purchase Agreements.

3.6 Consequences of Buyer’s Early Termination. Unless Buyer provides an Approval Notice to Seller pursuant to Section 3.5, this Agreement shall immediately terminate upon the expiration of the Due Diligence Period. If Buyer provides a Disapproval Notice to Seller pursuant to Section 3.5, this Agreement shall immediately terminate upon the giving of such notice. In the event of either of the foregoing, the parties shall be released from all further obligations under this Agreement (except with respect to any provisions that by their terms survive a termination of this Agreement); provided, however, if either party is in default hereunder at the time of such termination, Article 6 shall additionally apply, nevertheless Escrow Agent shall pay the entire Deposit (and any interest accrued thereon) to Buyer not later than one (1) Business Day following the termination of this Agreement. No notice to Escrow Agent from Seller shall be required for the release of the Deposit to Buyer by Escrow Agent under this Section, and the Deposit (and any interest accrued thereon) shall be released and delivered to Buyer upon Escrow Agent’s receipt of Buyer’s confirmation of termination of the Agreement pursuant to this Article 3, despite any objection or potential objection by Seller.

3.7 Confidentiality and Announcements. Buyer acknowledges that Seller will be providing access to Seller’s confidential information concerning the Property. Prior to Closing, Buyer agrees to retain such information as confidential, subject to the terms of this Agreement. Buyer and Seller, prior to the Closing, further agree to keep the terms and provisions of this Agreement strictly confidential and agree that they shall not disclose such information or the terms and conditions of this Agreement to any person or entity (other than to their respective counsel, directors, bankers, financial advisors, investment advisors or other advisors to the respective party, consultants or employees or to Tenants or the Hospital, their counsel, officers and employees) or except as required by applicable law, subject to the terms of this Agreement. Seller acknowledges and agrees that Buyer shall be permitted to make such announcements and disclosures regarding this Agreement as Buyer reasonably deems appropriate in connection with its filings with the Securities and Exchange Commission. Except as permitted herein, it is the intent of the parties not to publicly announce this Agreement or the transactions contemplated herein prior to the Closing Date. Buyer and Seller will cooperate in good faith upon acceptable press releases. This Section shall survive the termination of this Agreement.

3.8 Tenant Interviews. Seller acknowledges and agrees that Buyer, at any time prior to Closing, has the right to interview the current Tenants, provided that Buyer shall provide Seller with at least two (2) Business Days advance notice of any interview and Seller or its representative may be present at any such interview.

ARTICLE 4
REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1 Seller’s Representations. Seller warrants and represents to Buyer as follows:

4.1.1 Seller is a limited liability company validly formed in the State of Delaware. Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Seller has been duly and validly authorized by all necessary action on the part of such Seller and, except for approvals, waivers and consents required from the Hospital, all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement or instrument to which Seller is a party. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

4.1.2 Except for the rights of first refusal in favor of the Hospital, there are no outstanding rights of first refusal to purchase or options to purchase relating to the Property or any interest therein.

4.1.3 Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

4.1.4 Neither Seller nor any of its Affiliates, and none of their respective partners, members, shareholders or other equity owners, and to Seller’s knowledge, none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not intentionally engage in any dealings or transactions or be otherwise associated with such persons or entities.

4.1.5 To Seller’s knowledge, no authorization, consent, or approval of any governmental authority (including courts) is required for the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder.

4.1.6 There are no actions, suits or proceedings pending, or, to Seller’s knowledge, threatened against (i) any portion of the Property, or (ii) affecting Seller, which if determined adversely, may affect its ability to perform its obligations hereunder.

4.1.7 Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any of Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of any Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

4.1.8 Neither the execution, delivery or performance of this Agreement nor compliance herewith conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (a) the articles of incorporation and by-laws or other organization certificate and/or partnership or operating agreement of Seller, or (b) to Seller’s knowledge, any law or any order, writ, injunction or decree of any court or governmental authority. Seller has not entered into any material commitments or agreements with any governmental authorities affecting the Property except as provided in the Property Information or as may be revealed in the Preliminary Report.

4.1.9 To Seller’s knowledge, there is no pending, threatened or contemplated condemnation proceeding relating to the Property, and Seller has not received a notice from any governmental agency or official to the effect that any such proceeding is threatened or contemplated.

4.1.10 Seller has delivered or made available to Buyer complete copies of the Tenant Leases, scheduled on Schedule 4.1.10(a) to be mutually agreed upon by Buyer and Seller prior to the expiration of the Due Diligence Period and attached hereto at such time, which schedule shall be true and correct as of the date of such attachment and, except as otherwise provided herein, as of the Closing Date. Each of the Tenant Leases is in full force and effect. Seller is “landlord” or “lessor” under the Tenant Leases and is entitled to assign to Buyer, without the consent of any party (other than consents required under the Ground Lease), the Tenant Leases. Except as provided on Schedule 4.1.10, neither Seller or any Tenant is in default under its respective Tenant Lease and there exists no condition or circumstance or written notice of any condition or circumstance which, with the passage of time, would constitute a default under any of the Tenant Leases. To Seller’s knowledge, no Tenant has asserted any claim of offset or other defense in respect of its or Seller’s obligations under its respective Tenant Lease. Except as provided on Schedule 4.1.10, there are no pending or incomplete tenant improvements or unpaid tenant improvement costs or rent concessions or leasing commissions with respect to any Tenant Lease. No Tenant has (i) to Seller’s knowledge, filed for bankruptcy or taken any similar debtor-protection measure, (ii) except as provided on Schedule 4.1.10, defaulted under its Tenant Lease, (iii) except as provided on Schedule 4.1.10, discontinued operations at the Property, or (iv) except as provided on Schedule 4.1.10, given notice of its intention to do any of the foregoing.

4.1.11 Seller has delivered or made available to Buyer a complete copy of the Ground Lease. The Parcel that is ground leased pursuant to a Ground Lease is accurately described in the Recitals to this Agreement, and there have been no modifications to the Ground Lease other than as described in the Recitals to this Agreement. The Ground Lease is in full force and effect. Seller is “tenant” or “lessee” under the Ground Lease and is entitled to assign to Buyer, without the consent of any party (other than the ground lessor of such Parcel (the “Ground Lessor”), the Ground Lease. To Seller’s knowledge, Ground Lessor is not in default under the Ground Lease. Seller is not in default under the Ground Lease. To Seller’s knowledge, there exists no condition or circumstance which, with the passage of time, would constitute a default by Seller or Ground Lessor under the Ground Lease. Seller has complied with the construction requirements set forth in the Ground Lease, and to Seller’s knowledge, except as may be provided in the Ground Lease Estoppel, there are no pending or incomplete improvement requirements with respect to the Ground Lease. To Seller’s knowledge, the Ground Lessor has not (i) filed for bankruptcy or taken any similar debtor protection measure, (ii) defaulted under the Ground Lease, or (iii) given its intention to do either of the foregoing.

4.1.12 Seller has delivered or made available to Buyer complete copies of all Contracts used in the ordinary course of Seller’s business that affect the Property. Seller has not, within the last year, received any written notice of any default under any Contracts that has not been cured or waived.

4.1.13 Seller has not received any written notice from, and is otherwise aware of no grounds for, any association, declarant or easement holder requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any other restrictions or covenants recorded against the Property.

4.1.14 To Seller’s knowledge, there are no material defects in the structural elements of the Improvements and all Improvements (including, without limitation, machinery, equipment, electrical, plumbing, heating and air conditioning systems and equipment) located on the Property are to Seller’s knowledge, in good mechanical working order, condition and repair, and are structurally safe and sound and have no material defect (reasonable wear and tear excepted), and to Seller’s knowledge, there is no leak or material defect in any roof located upon the Property.

4.1.15 Seller has not received any written notice from, and Seller is not otherwise aware of any grounds for, any governmental agency requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any applicable federal, state, county or municipal law, code, rule or regulation (including those respecting the Americans With Disabilities Act), which has not been cured or waived.

4.1.16 To Seller’s knowledge, there is no pending or threatened request, application or proceeding to alter or restrict the zoning or other use restrictions applicable to the Property. To Seller’s knowledge, there is no plan, study or effort by any governmental authority or agency or any private party or entity that in any way affects or would affect the authorization of the current use and operation of the Property.

4.1.17 To Seller’s knowledge, the Property contains sufficient parking in compliance with all applicable laws, ordinances, regulations, restrictions, and covenants.

4.1.18 Seller has not received any written notice from any governmental authority of its intention to revoke any certificate of occupancy, license, or permit issued in connection with the Property.

4.1.19 To Seller’s knowledge, there are no Hazardous Materials (as defined below) stored on, incorporated into, located on, present in or used on the Property in violation of, and requiring remediation under, any laws, ordinances, statutes, codes, rules or regulations. For purposes of this Agreement, the term “Hazardous Materials” shall mean any substance which is or contains: (i) any “hazardous substance” as now or hereafter defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Recourse Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.); (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas: and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under any laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of the United States, the state, the county, the city or any other political subdivision in which the Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property or the use of the Property relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste into the environment (including, without limitation, ambient air, surface water, ground water or land or soil). Seller has not received notice that the Property or any portion thereof contains any form of toxic mold. No treatment has been undertaken by Seller with respect to termite or similar infestation, fungi, or dry rot on the Property other than normal periodic service, and to the best of Sellers’ knowledge, there is no damage to any portion of the Property from termite or similar infestation, fungi or dry rot.

4.1.20 To Seller’s knowledge, there are no claims pending which would result in the creation of any lien on the Property for any improvements completed or in progress, including, but not limited to, water, sewage, street paving, electrical or power improvements. There are no delinquent bills or claims in connection with any repair of the Property or other work or material purchased in connection with the Property which will not be paid by or at the Closing or placed in escrow pursuant to the provisions of this Agreement.

4.1.21 Seller has not received any notices or requests from any insurance company issuing any policy of insurance covering the Property requesting the performance of any work with respect to the Property or the Improvements located thereon which has not been fully complied with.

4.1.22 Seller has not received any written notice relating to the operation of the Property from any agency, board, commission, bureau or other instrumentality of any government, whether federal, state or local, that, Seller is not in compliance in all material respects with all applicable statutes, rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies having jurisdiction over Seller and the Land and Improvements. With respect to the Property, Seller has timely filed all reports, data and other information required to be filed with such commissions, boards, bureaus and agencies where a failure to file timely would have a material adverse effect on the transactions contemplated hereby or the intended operation of the Land and Improvements.

4.1.23 Seller shall promptly notify Buyer, in writing, of any event or condition known to Seller which occurs prior to the Closing, which causes a change in the facts relating to, or the truth or accuracy of, any of the representations or warranties.

4.1.24 The Seller’s Diligence Representatives (hereinafter defined) are the representatives of Seller who are most knowledgeable about the Property.

All information given by Seller to Buyer in this Agreement or in the documents delivered at Closing shall be true and accurate in every material respect as of the Effective Date hereof and at the Closing, and Seller has not failed to disclose any fact to Buyer necessary to make the statements herein or in the documents delivered at Closing not misleading and Seller has no knowledge or information of any facts, circumstances, or conditions that are inconsistent with the representations and warranties contained herein. Seller shall promptly inform Buyer in writing: (i) if there occurs any material adverse change in the condition, financial or otherwise, of the Property, or the operation thereof, at any time prior to the Closing or (ii) if any information, document, agreement or other material delivered to Buyer is amended, superseded, modified or supplemented in any respect. As used herein, “to Seller’s knowledge” and similar terms, shall be deemed to mean the actual knowledge of Nicholas F. Checota and Michael D. Cleary, property manager of the Property (the “Seller’s Diligence Representatives”). The knowledge of others shall not be imputed to Seller’s Diligence Representatives. The parties hereby agree that recourse under this Agreement is limited to Seller and no claim will be made against Seller’s Diligence Representatives individually or in either’s capacity as Seller’s Diligence Representative with respect to the disclosures set forth herein.

4.2 Buyer’s Representations. Buyer makes the following representations and warranties to Seller (which, at Closing, shall also be true and correct as to any Affiliate of Buyer with respect to any closing documents entered into by an Affiliate of Buyer):

4.2.1 Buyer is a duly formed and validly existing limited liability company in good standing under the laws of the State of Delaware.

4.2.2 Buyer has full right, power and authority and is duly authorized to enter into this Agreement and, on or prior to the expiration of the Due Diligence Period, will be duly authorized to perform each of these covenants on it part to be performed hereunder and to execute and deliver and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement and this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

4.2.3 Buyer and none of its Affiliates, and none of any of their respective partners, members, shareholders or other equity owners, and to Buyer’s knowledge, none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not intentionally engage in any dealings or transactions or be otherwise associated with such persons or entities.

4.2.4 To Buyer’s knowledge, no authorization, consent, or approval of any governmental authority (including courts) is required for the execution and delivery by Buyer of this Agreement or the performance of its obligations hereunder.

4.2.5 There are no actions, suits or proceedings pending, or, to Buyer’s knowledge, threatened against Buyer, which if determined adversely, may affect its ability to perform its obligations hereunder.

4.2.6 Buyer has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any of Buyer’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of any Buyer’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

4.2.7 Neither the execution, delivery or performance of this Agreement nor compliance herewith conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (a) the articles of incorporation and by-laws or other organization certificate and/or partnership or operating agreement of Buyer, or (b) to Buyer’s knowledge, any law or any order, writ, injunction or decree of any court or governmental authority.

4.2.8 Buyer shall promptly notify Seller, in writing, of any event or condition known to Buyer which occurs prior to the Closing, which causes a change in the facts relating to, or the truth or accuracy of, any of the representations or warranties.

4.2.9 Neither execution by Buyer of this Agreement nor the consummation by Buyer of the transactions contemplated by this Agreement will (i) result in a breach of any of the terms or provisions of, or constitute a default under any agreement, instrument or obligation to which Buyer is a party; or (ii) constitute a violation of any law, order, rule or regulation applicable to Buyer, of any federal, state or municipal body, or other governmental or quasi-governmental body having jurisdiction over Buyer.

All information given by Buyer to Seller in this Agreement or in the documents delivered at Closing shall be true and accurate in every material respect as of the Effective Date hereof and at the Closing, and Buyer has not failed to disclose any fact to Seller necessary to make the statements herein or in the documents delivered at Closing not misleading and Buyer has no knowledge or information of any facts, circumstances, or conditions that are inconsistent with the representations and warranties contained herein.

4.3 Survivability of Representations and Warranties. The representations and warranties of Seller and Buyer set forth in this Agreement are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing and shall survive for a period of one (1) year after the Closing Date.

4.4 Property Conveyed “AS IS”. Buyer represents, warrants, and covenants to Seller that during the Due Diligence Period, Buyer will independently and personally inspect the Property. Buyer agrees that Buyer will accept the Property, in its then existing condition AS-IS, WHERE-IS AND WITH ALL FAULTS, including, without limitation, any faults and conditions specifically referenced or disclosed in this Agreement. No person acting on behalf of Seller is authorized to make, and by execution hereof, Buyer acknowledges and agrees that, except as specifically provided in this Agreement and in the documents delivered at Closing, including, but not limited to, Seller’s representations and warranties set forth in Section 4.1, Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to:

(a) The suitability of the Property for any and all activities and uses which Buyer may conduct thereon, including any development or redevelopment of the Property;

(b) The habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property;

(c) The manner, quality, state of repair or lack of repair of any of the Improvements;

(d) The nature, quality or condition of the Parcel, including without limitation, the water, soil, and geology;

(e) The compliance of or by the Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body;

(f) The manner, condition or quality of the construction or materials, if any, incorporated into the Improvements;

(g) Compliance with any environmental or land use laws and legal requirements, including, but not limited to, the Endangered Species Act and ADA;

(h) The presence or absence of Hazardous Materials at, on, under, or adjacent to the Property;

(i) The content, completeness or accuracy of the Property Information;

(j) The conformity of the Improvements to any plans or specifications for the same, including any plans and specifications that may have been or may be provided to Buyer;

(k) The conformity of the Parcel or the Improvements to past, current, or future applicable zoning or building requirements;

(l) Adequacy of any undershoring with respect to the Improvements;

(m) Adequacy of any drainage with respect to the Improvements;

(n) The existence of vested or non-vested land use, zoning or building entitlements affecting the Parcel; or

(o) With respect to any other matter concerning the Property except as may be otherwise expressly stated herein, including any and all such matters referenced, discussed or disclosed in any documents delivered by Seller to Buyer, in any public records of any governmental agency or entity or utility company.

Buyer further acknowledges and agrees that having been given the opportunity to inspect the Property and review information and documentation affecting the Property, except as set forth herein and in the documents delivered at Closing, Buyer is relying solely on its own investigation of the Property and review of such information and documentation and not on any information provided or to be provided by Seller. Except as set forth herein and in the documents delivered at Closing, Buyer further acknowledges and agrees that any information made available to Buyer or provided or to be provided by or on behalf of Seller with respect to the Property was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information and makes no representations as to the accuracy or completeness of such information. Except in the event of a breach of the terms of this Agreement or the documents to be delivered at Closing, Buyer agrees to fully and irrevocably release all such sources of information and preparers of information and documentation to the extent such sources or preparers are Seller, or its employees, officers, directors, representatives, agents, servants, attorneys, Affiliates, subsidiaries, successors or assigns from any and all claims that they may now have or hereafter acquire against such sources and preparers of information for any costs, loss, liability, damage, expense, demand, action or cause of action arising from such information or documentation. Buyer further acknowledges and agrees that to the maximum extent permitted by law, the sale of the Property as provided for herein is made on an “AS-IS”, “WHERE-IS” and “WITH ALL FAULTS” condition and basis, and that Seller has no obligations to make repairs, replacements or improvements except as may otherwise be expressly stated herein.

4.5 Seller Covenants Prior to Closing.

4.5.1 Leasing Activities. Except as set forth on Schedule 4.5.1, Seller shall not, from and after the Effective Date, enter into any lease affecting the Property (Tenant Lease, Ground Lease or otherwise) or any modification or amendment thereto, or consent to any sublease under a lease, in each case, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed prior to the expiration of the Due Diligence Period, and which consent may be given or withheld in Buyer’s sole discretion after the expiration of the Due Diligence Period. Seller shall copy Buyer on any and all correspondence received from or sent to Tenants regarding such leases and subleases at the notice address below.

4.5.2 Property Contracts. Seller shall not, from and after the Effective Date, enter into any new Contracts for the Property or modifications, renewals or terminations of any existing Contracts, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed prior to the expiration of the Due Diligence Period, and which consent may be given or withheld in Buyer’s sole discretion after the expiration of the Due Diligence Period. Effective at Closing, Seller shall terminate, at Seller’s expense, any leasing commission agreements and management agreements (including the property management agreement) applicable to the Property as well as any other Contract that Buyer does not elect to assume. In no event shall Seller enter into any Contract for the Property that is not terminable upon thirty (30) days prior written notice.

4.5.3 Conducting Business. At all times prior to Closing, Seller shall continue to (i) conduct business with respect to the Property in the same manner in which said business has been heretofore conducted and (ii) insure the Property substantially as it is currently insured and in any event in commercially reasonable amounts and in accordance with the requirements of any mortgage or deed of trust affecting the Property.

4.5.4 Encumbrances. Seller shall not, from and after the Effective Date, sell, mortgage, pledge, encumber, hypothecate or otherwise transfer or dispose of all or any part of the Property or any interest therein without the prior written consent of Buyer, which may be given or withheld in Buyer’s sole discretion; and Seller shall not consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Property.

4.5.5 Monthly Operating Statements. Seller shall provide Buyer with a copy of the monthly operating statement for the operation of the Property on or before the fifteenth (15th) day after the end of each month commencing with the month during which the Effective Date occurs, and continuing for each full calendar month thereafter until the Closing Date.

4.5.6 Compliance with Laws and Regulations. Seller shall not, from and after the Effective Date, knowingly take any action that would result in a failure to comply in all material respects with all applicable statutes, rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies applicable to the Real Property, it being understood and agreed, however, that prior to Closing, Seller will have the right to contest any of the same.

4.5.7 Cooperation with S-X 3-14 Audit. Seller acknowledges that it is Buyer’s intention that the ultimate acquirer of the Property will be affiliated with a publicly registered company (“Registered Company”).  Seller acknowledges that it has been advised that if such acquirer is affiliated with a Registered Company, such Registered Company (and such acquirer) are required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “Stub Period”) for the Property. To assist Buyer and Registered Company in preparing the SEC Filings, the Seller covenants and agrees that no later than ten (10) Business Days after the Effective Date, Seller shall provide Buyer and the Registered Company with the following information with respect to the Property to the extent Seller has the same and to the extent applicable, the same are prepared in the ordinary course of business (to the extent such items are not duplicative of items contained in the Property Information): (i) access to bank statements for the Audited Year and Stub Period; (ii) rent roll as of the end of the Audited Year and Stub Period; (iii) operating statements for the Audited Year and Stub Period; (iv) access to the general ledger for the Audited Year and Stub Period; (v) cash receipts schedule for each month in the Audited Year and Stub Period; (vi) access to invoice for expenses and capital improvements in the Audited Year and Stub Period; (vii) accounts payable ledger and accrued expense reconciliations; (viii) check register for the 3-months following the Audited Year and Stub Period; (ix) all Tenant Leases and 5-year lease schedules; (x) copies of all insurance documentation for the Audited Year and Stub Period and (xi) copies of accounts receivable aging as of the end of the Audited Year and Stub Period along with an explanation for all accounts over 30 days past due as of the end of the Audited Year and Stub Period. In addition, prior to the Closing Date, if and to the extent required by law, Seller shall provide to Buyer (1) a signed representation letter substantially in the form attached hereto as Exhibit “F”, (2) a signed audit request letter substantially in the form attached hereto as Exhibit “G” and (3) a signed audit response letter from Seller’s attorney substantially in the form attached hereto as Exhibit “H”. Buyer acknowledges that Seller does not have audited financial statements solely for the Buyer or the Real Property, but that audited financial statements are available for Landmark Healthcare Properties Fund, LLC, the sole member of Seller. The letters in Exhibit “F” through “H” will be revised when provided to reflect this circumstance.

4.5.8 Continued Performance. Seller will not take or cause to be taken any action or fail to perform any obligation which would cause any of the representations or warranties contained in this Agreement to be materially untrue as of the Closing Date. Further, Seller shall promptly notify Buyer, in writing, of any event or condition known to Seller that occurs prior to the Closing Date and causes a material change in the facts relating to, or the truth or accuracy of, any of the representations or warranties of Seller contained in this Agreement.

4.6 Indemnifications.

4.6.1 Seller’s Indemnity. In addition to any other applicable rights under this Agreement, Seller agrees to indemnify, defend and hold Buyer and its officers, directors, partners, members, agents, employees, Affiliates, attorneys, heirs, successors and assigns (collectively, "Buyer’s Indemnified Parties”) harmless from and against any and all liabilities, liens, claims, damages, costs, expenses, suits or judgments paid or incurred by any of Buyer’s Indemnified Parties and all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees arising out of or in any way connected or related to (i) the ownership, maintenance, or operation of the Property accruing prior to Closing, (ii) any breach or nonperformance by Seller of any provision or covenant contained in this Agreement or in any certificate or other instrument or document furnished (or to be furnished) by Seller with respect to the transactions contemplated hereunder, (iii) any liability arising because of a breach of lease, breach of contract or other matter related to the Property which occurred or arose or is alleged to have occurred or arisen prior to Closing and which is not due to actions taken by Buyer, or (iv) the breach of any representation, warranty or covenant of Seller contained in this Agreement. The indemnities set forth in this Section shall survive Closing for a period of one (1) year. Provided, however, that the indemnities set forth in this Section shall not apply to the extent of any item that by this Agreement specifically becomes the obligation of Buyer on or after the Closing pursuant to the terms and conditions of this Agreement.

4.6.2 Buyer’s Indemnity. In addition to any other applicable rights under this Agreement, Buyer agrees to indemnify, defend and hold Seller and its officers, directors, partners, members, agents, employees, Affiliates, attorneys, heirs, successors and assigns (collectively, "Seller Indemnified Parties”) harmless from and against any and all liabilities, liens, claims, damages, costs, expenses, suits or judgments paid or incurred by any of the Seller Indemnified Parties and all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees arising out of or in any way connected or related to (i) the ownership, maintenance, or operation of the Property arising from events or conditions that occur on or after the Closing, (ii) any breach or nonperformance by Buyer of any provision or covenant contained in this Agreement or in any certificate or other instrument or document furnished (or to be furnished) by Buyer with respect to the transactions contemplated hereunder, (iii) any liability arising because of a breach of lease, breach of contract or other matter related to the Property which occurred or arose or is alleged to have occurred or arisen on or after Closing and which is not due to actions taken by Seller, or (iv) the breach of any representation, warranty or covenant of Buyer contained in this Agreement. The indemnities set forth in this Section shall survive Closing for a period of one (1) year. Provided, however, that the indemnities set forth in this Section shall not apply to the extent of any item that specifically remains the obligation of Seller after the Closing pursuant to the terms and conditions of this Agreement.

ARTICLE 5
CLOSING

5.1 Escrow Agent. The Closing shall occur through the Escrow opened at the Escrow Agent. Escrow Agent is designated, authorized and instructed to act as Escrow Agent pursuant to the terms of this Agreement.

5.2 Escrow Instructions; Opening of Escrow. This Agreement shall constitute initial escrow instructions to Escrow Agent. The parties shall execute any additional escrow instructions reasonably required by Escrow Agent to consummate the transaction provided for herein; provided, however, such additional escrow instructions shall not modify the provisions of this Agreement, unless such instructions (i) clearly identify the specific provisions being modified, (ii) state the modification in full, and (iii) are signed by both parties. The parties shall open escrow by delivering an executed copy of this Agreement executed by Buyer and Seller to Escrow Agent (“Opening of Escrow”). Upon receipt of the Agreement, Escrow Agent shall acknowledge the Opening of Escrow as described below and its agreement to act as the Escrow Agent hereunder by: (1) executing the Consent of Escrow Agent attached hereto; and (2) delivering a copy of the executed Consent of Escrow Agent to Seller and Buyer.

5.3 Closing. The Closing shall take place on the Closing Date, as the same may be adjusted, provided all conditions to the Closing have been satisfied or duly waived.

5.4 Conditions Precedent Favoring Buyer. In addition to any other conditions precedent in favor of Buyer as may be expressly set forth elsewhere in this Agreement, Buyer’s obligations under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 5.4 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or in part only by written notice of such waiver from Buyer to Seller.

5.4.1 Seller performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing.

5.4.2 No later than three (3) Business Days prior to the Closing Date, Seller shall have obtained an estoppel certificate (each a “Tenant Estoppel”) from Tenants of the Improvements that in the aggregate lease at least eighty percent (80%) of the leased square footage of the Improvements, which shall include an estoppel certificate from any Tenant occupying more than three thousand five hundred (3,500) rentable square feet of space. Each estoppel certificate shall be in a form substantially similar to Exhibit “C” attached hereto, and in addition, no later than three (3) Business Days prior to the date on which Seller intends to distribute the estoppel certificates to the Tenants for their completion, Seller shall deliver the draft estoppel certificates to Buyer for Buyer’s review and approval, which approval shall not be unreasonably withheld. Such estoppel shall be consistent with its respective Tenant Lease, shall not reveal any default by Seller, any right to offset rent by the Tenant, or any claim of the same, be dated no earlier than forty-five (45) days prior to the Closing Date, and shall be otherwise reasonably acceptable to Buyer. The failure of Seller to provide the minimum amount of Tenant Estoppels shall not be a default by Seller hereunder, but shall be a failure of a condition to Buyer’s obligation to close. Seller shall not be obligated to cure any objections to the Tenant Estoppels raised by Buyer.

5.4.3 No later than three (3) Business Days prior to the Closing Date, the Seller shall have obtained an estoppel certificate as to each restrictive covenant, easement or declaration of record with a private party (other than the Ground Lessor) impacting the Property (excluding utility easements) (each an “Estoppel Certificate”), which estoppel certificate shall (i) be in a form substantially similar to Exhibit “D” attached hereto, (ii) confirm that there are no defaults, no rights or claims to payment or contribution for such instrument, (iii) confirm that there are no vested or contingent rights to acquire the Property, and (iv) shall be otherwise reasonably acceptable to Buyer. The failure of Seller to provide the Estoppel Certificate shall not be a default by Seller hereunder, but shall be a failure of a condition to Buyer’s obligation to close. Seller shall not be obligated to cure any objections to the Estoppel Certificate raised by Buyer. Any covenant, easement or declaration of record with the Ground Lessor, shall be covered by the Ground Lease Estoppel.

5.4.4 No later than three (3) Business Days prior to the Closing Date, Seller shall have obtained an estoppel certificate from the Ground Lessor (the “Ground Lease Estoppel”). The Ground Lease Estoppel shall be in a form substantially similar to Exhibit “I” attached hereto, and in addition, no later than three (3) Business Days prior to the date on which Seller intends to distribute the Ground Lease Estoppel to the Ground Lease, Seller shall deliver the draft Ground Lease Estoppel to Buyer for Buyer’s review and approval, which approval shall not be unreasonably withheld. Such Ground Lease Estoppel shall be consistent with the Ground Lease, shall not reveal any default by the Seller, shall confirm that the Improvements have been constructed in accordance with the Ground Lease, as applicable, and shall be otherwise reasonably acceptable to Buyer. The failure of Seller to provide the Ground Lease Estoppel shall not be a default by Seller hereunder, but shall be a failure of a condition to Buyer’s obligation to close. Seller shall not be obligated to cure any objections to the Ground Lease Estoppel raised by Buyer.

5.4.5 No later than three (3) Business Days prior to the Closing Date, Seller shall have obtained a consent to assignment and waiver of the right of first refusal (the “Consent and ROFR Waiver”) from Ground Lessor in substantially the same form as Exhibit “J” attached hereto.

5.4.6 On the Closing Date, all of the representations and warranties of Seller set forth in Section 4 hereof shall be true, accurate and complete in all material respects.

5.4.7 At Closing, the Title Company shall issue to Buyer an ALTA 2006 extended coverage Owner’s Policy of Title Insurance (“Title Policy”) insuring Buyer’s leasehold title to the Property for the sum equal to the Purchase Price conforming to the Required Title Condition set forth in Section 2.4 above and containing such endorsements as Buyer shall have reasonably required.

5.4.8 There shall have been no material adverse change in the physical condition of the Parcel from the end of the Due Diligence Period through the Closing Date.

5.4.9 No termination shall have occurred under any Seller Affiliate Purchase Agreement.

The conditions set forth in this Section 5.4 are solely for the benefit of Buyer and may be waived only by Buyer. At all times Buyer has the right to waive any condition by giving written notice of such waiver to Seller and Escrow Agent. Such waiver or waivers must be in writing to Seller. If Buyer notifies Seller of a failure to satisfy the conditions precedent set forth in this Section 5.4, Seller may, within five (5) days after receipt of Buyer’s notice, agree to satisfy the condition by written notice to Buyer, and Buyer shall thereupon be obligated to close the transaction provided (i) Seller so satisfies such condition and (ii) no such right to cure shall extend the Closing Date. If Seller fails to agree to cure or fails to cure such condition by the Closing Date, this Agreement shall be automatically terminated, the Deposit (and any interest accrued thereon) shall immediately be returned to Buyer without any further action required from either party and neither party shall have any continuing obligations hereunder; provided, however, if such failure constitutes a breach or default of its covenants, representations or warranties Seller shall remain liable for such breach or default as otherwise set forth in this Agreement. Notwithstanding the foregoing, in the event of a failure of the condition precedent set forth in Section 5.4.5, Buyer shall additionally be entitled to receive its actually incurred out of pocket expenses (including attorney’s fees) in connection with this Agreement in an amount not to exceed Five Thousand Five Hundred Fifty Five and No/100 Dollars ($5,555.00).

5.5 Conditions Precedent Favoring Seller. In addition to any other condition precedent in favor of Seller as may be expressly set forth elsewhere in this Agreement, Seller’s obligations under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 5.5 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or part only by written notice of such waiver from Seller to Buyer.

5.5.1 Buyer performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Buyer prior to or at the Closing (including, without limitation, delivery of the Purchase Price (or the balance thereof) in accordance with the terms of this Agreement).

5.5.2 On the Closing Date, all of the representations and warranties of Buyer set forth in this Agreement shall be true, accurate and complete in all material respects.

5.5.3 Seller shall have received a Consent and ROFR Waiver from the Ground Lessor.

5.5.4 No termination shall have occurred under any Seller Affiliate Purchase Agreement.

The conditions set forth in this Section 5.5 are solely for the benefit of Seller and may be waived only by Seller. At all times Seller has the right to waive any condition by giving written notice of such waiver to Buyer and Escrow Agent. Such waiver or waivers must be in writing to Buyer. If Seller notifies Buyer of a failure to satisfy the conditions precedent set forth in this Section 5.5, Buyer may, within five (5) days after receipt of Seller’s notice, agree to satisfy the condition by written notice to Seller, and Seller shall thereupon be obligated to close the transaction provided (i) Buyer so satisfies such condition and (ii) no such right to cure shall extend the Closing Date. If Buyer fails to agree to cure or fails to cure such condition by the Closing Date, this Agreement shall be automatically terminated, the Deposit (and any interest accrued thereon) shall immediately be returned to Buyer without any further action required from either party and neither party shall have any continuing obligations hereunder; provided, however, if such failure constitutes a breach or default of its covenants, representations or warranties the Deposit shall not be returned to Buyer and Buyer shall remain liable for such breach or default as otherwise set forth in this Agreement.

5.6 Seller’s Deliveries. At the Closing or on the date otherwise specified below, Seller shall deliver or cause to be delivered to Buyer and/or Escrow Agent, as applicable, at Seller’s sole expense, each of the following items, with original signatures from all applicable parties:

5.6.1 A duly executed and acknowledged special warranty deed that conveys title to the Improvements to Buyer in substantially the same form as Exhibit “K” attached hereto and that is otherwise recordable in the jurisdiction where the Parcel is located.

5.6.2 Three (3) counterpart signatures of Seller to a duly executed and delivered assignment and assumption agreement (the “Assignment of Ground Lease”) in the form attached hereto as Exhibit “L”, whereby the Seller will assign its rights under the Ground Lease for such Parcel to Buyer and Buyer will assume Seller’s obligations under the Ground Lease from such Seller.

5.6.3 Three (3) counterpart signatures to the bill of sale, assignment and assumption of leases and contracts (the “Bill of Sale and Assignment”) duly and originally executed and acknowledged by Seller, in the form attached hereto as Exhibit “E”, which shall transfer, convey, sell, assign and set over to Buyer all of Seller’s right, title and interest in and to the balance of the Property, including without limitation: (i) the Personal Property; (ii) Tenant Leases; (iii) the Warranties and Permits; and (iv) any Contracts Buyer elects to assume in accordance with the terms of this Agreement.

5.6.4 Originals of all Tenant Leases and the Ground Lease (with all amendments and modifications thereto) relating to the Property.

5.6.5 Originals of all Tenant Estoppels, Estoppel Certificates and the Ground Lease Estoppel.

5.6.6 Originals of the ROFR Waiver and Hospital Consent.

5.6.7 All keys in Seller’s possession to all locks on the Property and all documents in the possession of Seller pertaining to each Tenant, including all applications, correspondence and credit reports.

5.6.8 A non-foreign person affidavit sworn to by Seller as required by Section 1445 of the Code.

5.6.9 A Tenant Notice (as defined below) for each Tenant Lease.

5.6.10 Such evidence, documents, affidavits and indemnifications as may be reasonably required by the Title Company as a precondition to the issuance of the Title Policy relating to: (i) mechanics’ or materialmen’s liens; (ii) parties in possession; (iii) the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Property; or (iv) any other matter reasonably and customarily required of sellers to enable the Title Company to issue the Title Policy and endorsements thereto.

5.6.11 Originals of all documents in the possession of Seller relating to the operation of the Property including all operating statements, permits, licenses, approvals, plans, specifications, guaranties and warranties.

5.6.12 A duly executed Closing Statement (as defined below) reflecting the adjustments and prorations required by this Agreement.

5.6.13 Three (3) original counterpart signature pages duly executed and acknowledged by Seller to that certain assignment and assumption of Net Operating Income Support Agreement (the “Assignment of NOI Support Agreement”) in the form attached hereto as Exhibit “M”, whereby Seller will assign its rights under a Net Operating Income Support Agreement dated July 21, 2009 between Seller and the Hospital to Buyer and Buyer will assume Seller’s obligations thereunder.

5.6.14 Such evidence or documents as may reasonably be required by Buyer evidencing the power and authority of the Seller and its respective constituent owners and the due authority of, and execution and delivery by, any person or persons who are executing any of the documents required in connection with the sale of the Property.

5.6.15 Such other instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.

5.7 Buyer’s Deliveries. At the Closing, Buyer shall deliver to Seller the following items (with original signatures from all applicable parties):

5.7.1 Immediately available federal funds sufficient to pay the Purchase Price (less the Deposit and any prorations or credits required by this Agreement) and Buyer’s share of all escrow costs and closing expenses.

5.7.2 Three (3) counterpart signatures to the Assignment of Ground Lease, duly executed and delivered by Buyer.

5.7.3 Three (3) counterpart signatures to the Bill of Sale and Assignment, duly executed and delivered by Buyer.

5.7.4 Duly executed and acknowledged originals of the Closing Statement (as defined below), the Assignment of Ground Lease and the Bill of Sale and Assignment.

5.7.5 Three (3) original counterpart signature pages duly executed and acknowledged by Buyer of the Assignment of NOI Support Agreement.

5.7.6 Such evidence, affidavits, indemnifications or documents as may reasonably be required by the Title Company evidencing the status and capacity of Buyer and the authority of the person or persons who are executing the various documents on behalf of Buyer in connection with the purchase of the Property or any other matter reasonably and customarily required of buyers to enable the Title Company to issue the Title Policy and endorsements thereto.

5.7.7 Such other instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.

5.8 Costs, Prorations and Credits.

5.8.1 Closing Costs. Buyer and Seller shall each pay their own legal fees related to the preparation of this Agreement and all documents required to settle the transactions contemplated hereby. Buyer and Seller acknowledge and agree that the costs of (i) transfer taxes, (ii) owner’s title insurance premiums, (iii) endorsements to title insurance policies, (iv) any lender’s title insurance policies, (v) recordation taxes and fees (associated with the transfer of Property by Seller to Buyer), (vi) survey charges, (vii) title searches, and (viii) mortgage taxes, are customarily paid in Arkansas by the party, split between the parties or not applicable to the parties as described in Schedule 5.8.1 annexed hereto, and Buyer and Seller agree to pay such items in accordance with Schedule 5.8.1 annexed hereto (except to the extent Seller has agreed to pay such items in accordance with Article 2, in which case Seller shall be responsible for such costs). In addition to the foregoing, Buyer shall pay all costs associated with its investigation of the Property, including the cost of appraisals, updated surveys, architectural, engineering, credit and environmental reports, and UCC Searches. Buyer and Seller shall share equally the cost of all Title Company escrow charges. Any and all other purchase and sale closing costs shall be paid in accordance with the custom of the local jurisdiction in which the Property is located.

5.8.2 Prorations. The following shall be prorated, credited, debited and adjusted between Seller and Buyer as of 12:01 a.m. on the day of Closing (except as otherwise provided) in accordance with this section. For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and therefore entitled to the income and responsible for the expenses, for the entire day upon which the Closing occurs. Except as hereinafter expressly provided, all prorations shall be done on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed to the Closing Date or the actual number of days in the month in which the Closing occurs and the actual number of days elapsed in such month to the Closing Date, as applicable.

(a) Base Rents. Buyer will receive a credit at Closing for all rents other than CAM Charges (hereinafter defined) collected by Seller prior to the Closing Date to the extent such rents are allocable to the period from and after the Closing Date based upon the actual number of days in the month. No credit shall be given Seller at Closing for accrued and unpaid rents other than CAM Charges until these sums are paid, and Seller shall retain the right to collect any such rent provided Seller does not sue to evict any Tenants or terminate any Tenant Leases. Buyer shall cooperate with the Seller after the Closing Date to collect any rent under the Tenant Leases which has accrued as of the Closing Date; provided, however, Buyer shall not be obligated to sue any Tenants or exercise any legal remedies under the Tenant Leases or to incur any expense over and above its own regular collection expenses. All rents other than CAM Charges collected from Tenants after the Closing Date by Buyer or Seller shall first be applied to the calendar month in which the Closing occurs (apportioned between Buyer and Seller), then to any rent due to Buyer for the period after the calendar month in which the Closing occurs and finally to any rent due to Seller for the periods prior to the calendar month in which the Closing occurs; provided, however, notwithstanding the foregoing, if Seller collects any payments from Tenants after the Closing Date through its own collection efforts, Seller may first apply such payments to rent due Seller for the period prior to the Closing Date.

(b) CAM Expenses. To the extent that Tenants are reimbursing the Seller for common area maintenance and other operating expenses (collectively, “CAM Charge(s)”), CAM Charges shall be prorated at Closing as of the Closing Date on a lease-by-lease basis with each party being entitled to receive a portion of the CAM Charges payable under each Tenant Lease for the CAM Lease Year (as defined below) in which Closing occurs, which portion shall be equal to the actual CAM Charges incurred during the party’s respective periods of ownership of the Property during the CAM Lease Year. As used herein, the term “CAM Lease Year” means the twelve (12) month period as to which annual CAM Charges are owed under each Tenant Lease. Seller shall be responsible for the CAM Charges reconciliation on a lease-by-lease basis for their ownership period within the CAM Lease Year up to, but not including, the Closing Date. Buyer shall be responsible for the CAM Charges reconciliation on a lease-by-lease basis for their ownership period within the CAM Lease Year including the Closing Date. In the event of any expenses, i.e. property taxes, where a proration was based upon an estimate for the year of Closing, a post closing “true up” will be performed for the actual expense to determine Seller’s and Buyer’s obligation for their ownership period for the year of Closing. Each party will be responsible for any CAM Charges “true up” necessary to the extent that any Tenant Lease provides for a “true up”.

(c) Security Deposits, Unpaid Rent Concessions, Unpaid Tenant Improvement Allowances and Other Tenant Credits. To the extent applicable, the amount of all unapplied tenant security deposits, any accrued interest due any Tenant thereon, unpaid rent concessions due under any Tenant Lease, unpaid tenant improvement allowances owing under any Tenant Lease and the amount of any other credits due any Tenant shall be credited to Buyer based on a rental statement prepared by Seller and approved by Buyer (which statement must be consistent with the applicable Tenant Lease, the applicable Tenant Estoppel, and the final rent roll).

(d) Property Taxes. All real property taxes shall be prorated as of the Closing Date on the basis of actual bills if available, otherwise upon the most recent assessment and levy. If the most recent tax assessment and levy is not for the current tax year, then the parties shall reprorate within sixty (60) days of the receipt of the tax assessment and levy for the current tax year. Any and all refunds, credits, claims or rights to appeal respecting the amount of any real property taxes or other taxes or assessments charged in connection with the Property for any period shall belong to Buyer following the Closing and Buyer shall be responsible for any rebates owed to Tenants under any Tenant Lease, except that if prior to the end of the Due Diligence Period, the Seller has applied for a property tax refund or has appealed the county assessor’s valuation of the Property for any period of time prior to the Closing Date, then Seller shall be entitled to any refund applicable to such period and Seller shall be responsible for any rebates owed to Tenants under any Tenant Lease.

(e) Private Assessments. Payments due under any assessments imposed by private covenant shall be prorated as of the Closing Date.

(f) Operating Expenses. All operating expenses (including all charges under the Contracts and agreements assumed by Buyer, but not included in CAM Charges) shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing Date and the number of days in the Current Billing Period from and after the Closing Date, and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Closing Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.

(g) Leasing Commissions. At Closing, Buyer shall receive a credit for any rent concessions that have not been fully utilized at Closing and for any tenant improvement costs or leasing commissions that have not been fully satisfied at Closing.

(h) Ground Lease Payments. Seller shall be responsible for the payment of rent under the Ground Lease for the month in which the Closing occurs. Seller will receive a credit at Closing for a prorated amount of rent paid by Seller for the balance of the month in which the Closing occurs based upon the actual number of days in the month. Seller shall solely be responsible for all rent payable under the Ground Lease for all whole months prior to the month in which the Closing occurs, and Buyer shall be solely responsible for rent payable under the Ground Lease for all whole months after the month in which the Closing occurs.

(i) Other Items. All other items customarily prorated or required by any other provision of this Agreement to be prorated or adjusted.

5.8.3 Items Not Prorated. Seller and Buyer agree that (i) on the Closing Date, the Property will not be subject to any financing arranged by Seller or any other party; (ii) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall be responsible for arranging for its own insurance as of the Closing Date; and (iii) utilities, including telephone, electricity, water, and gas, shall be read on the Closing Date and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer on the Closing Date, including the posting of any required deposits and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Closing Date, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for debt service, insurance or utilities. In the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in Section 5.8.2(f).

5.8.4 Calculation/Re-prorations. Seller shall prepare and deliver to Buyer no later than three (3) Business Days prior to the Closing Date an estimated closing statement which shall set forth all costs payable, and the prorations and credits provided for in this Agreement and to the extent Seller does not timely deliver the estimated closing statement to Buyer, Buyer shall have the right, but not the obligation, to extend the Closing Date by the number of days Seller is delinquent in delivering such estimated closing statement to Buyer. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subsection. Buyer shall notify Seller within two (2) days after its receipt of such estimated closing statement of any items which Buyer disputes and the parties shall attempt in good faith to reconcile any differences not later than one (1) day before the Closing Date. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties shall be referred to herein as the “Closing Statement”. If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Closing Date except with respect to CAM Charges, taxes and assessments, in which case such adjustment shall be made within sixty (60) days after the information necessary to perform such adjustment is available), and if a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.

5.8.5 Survival. The provisions of this Section 5.8 shall survive the Closing.

5.9 Distribution of Funds and Documents. At Closing, Escrow Agent shall do each of the following:

5.9.1 Payment of Encumbrances. Pay the amount of those monetary liens that are not permitted as part of the Required Title Condition in accordance with the demands approved by Seller, utilizing funds to which Seller shall be entitled upon Closing and funds (if any) deposited in Escrow by Seller.

5.9.2 Recorded Documents. Record each document received hereunder that is required to be recorded with the real estate records or recorder for the Parcel, and deliver by overnight courier (or as otherwise requested by the intended recipient) (together with the documents set forth in Section 5.9.3) a copy of each recorded document, conformed to show the recording data thereon, to each party hereto.

5.9.3 Non-Recorded Documents. Deliver by overnight courier (or as otherwise requested by the intended recipient): (i) the Title Policy to Buyer; and (ii) each non-recorded document received hereunder to the payee or person acquiring rights thereunder or for whose benefit said document was acquired.

5.9.4 Distribution of Funds. Deliver (i) to Seller, or order, the cash portion of the Purchase Price, adjusted for prorations, charges and other credits and debits provided for herein; and (ii) to Buyer, or order, any excess funds delivered to Escrow Agent by Buyer. Such funds shall be delivered by wire transfer or cashier’s check in accordance with instructions for Seller and Buyer; if no instructions are given, Escrow Agent shall deliver such funds by Escrow Agent’s check via overnight courier (or as otherwise requested by the intended recipient) to the appropriate party at the address set forth for notice in this Agreement.

5.10 Completion of Documents. Escrow Agent is authorized to insert the Closing Date and otherwise to complete the documents deposited in Escrow, where appropriate and consistent with this Agreement.

5.11 Possession. Possession of the Property shall be delivered to Buyer by Seller at the Closing, subject only to the Tenant Leases, the Ground Lease and rights arising under the matters set forth in the Preliminary Report and permitted as part of the Required Title Condition. The Seller and Buyer covenant and agree to execute at Closing a written notice of the acquisition of the Property by Buyer, in sufficient copies for transmittal to each Tenant affected by the sale and purchase of the Property and properly addressed to each Tenant. Such notice shall be prepared by Seller, at Seller’s cost and expense, and approved by Buyer, shall notify the Tenant of the sale and transfer and shall contain appropriate instructions relating to the payment of future rentals, the giving of future notices and other matters reasonably required by Buyer or required by law (each a “Tenant Notice”). Unless a different procedure is required by applicable law, in which event such law shall be controlling, Seller agrees to transmit or otherwise deliver such letters to the Tenants under the Tenant Leases promptly after the Closing.

ARTICLE 6
TERMINATION AND DEFAULT

6.1 Buyer Default. If (a) the sale contemplated hereby is not consummated because of a default by Buyer in its obligation to purchase the Property in accordance with the terms of this Agreement, (b) Seller has performed or tendered performance of all of its material obligations in accordance with this Agreement, and (c) Seller has provided Buyer written notice of such default(s), then, if Buyer fails to cure such default within three (3) Business Days of receipt of such notice: (i) this Agreement shall terminate; (ii) Buyer shall return all Property Information to Seller; (iii) the Deposit shall be paid to and retained by Seller as liquidated damages; and (iv) Seller and Buyer shall have no further obligations to each other except those which survive the termination of this Agreement. Buyer and Seller acknowledge that the damages to Seller in the event of a breach of this Agreement by Buyer would be difficult or impossible to determine, that the amount of the Deposit represents the parties’ best and most accurate estimate of the damages that would be suffered by Seller if the transaction should fail to close and that such estimate is reasonable under the circumstances existing as of the date of this Agreement and under the circumstances that Seller and Buyer reasonably anticipate would exist at the time of such breach. Buyer and Seller agree that Seller’s right to retain the Deposit shall be Seller’s sole remedy, at law and in equity, for Buyer’s failure to purchase the Property in accordance with the terms of this Agreement. Seller hereby waives any right to an action for specific performance of any provisions of this Agreement. Notwithstanding the foregoing, this provision will not limit Seller’s right to receive reimbursement for attorneys’ fees pursuant to this Agreement, nor waive or affect Buyer’s indemnity obligations and Seller’s rights to those indemnity obligations under this Agreement.

6.2 Seller Default. If prior to Closing Seller fails to perform any of its material obligations or is otherwise in default hereunder, in either case, after Buyer provides to Seller written notice of such default and Seller fails to cure such default within three (3) Business Days after receipt of such default notice, or if Seller willfully causes the failure of a condition precedent pursuant to Section 5.4 hereof, Buyer shall have the right to exercise any or all of the following remedies:

6.2.1 Waive such failure and proceed to the Closing with no reduction in the Purchase Price; provided, however, that this provision will not limit Buyer’s right to receive reimbursement for attorney’s fees pursuant to Section 9.8 below in connection with any legal proceedings instituted by either party or Escrow Agent with respect to the enforcement of this Agreement, nor waive or affect Seller’s indemnity obligations under this Agreement or Buyer’s rights to enforce those indemnity obligations, nor waive or affect any of the Seller’s other obligations under this Agreement to be performed after the Closing or Buyer’s rights to enforce those obligations.

6.2.2 Exercise any of its other rights or remedies Buyer may have at law or in equity, including without limitation an action for specific performance to cause Seller to convey the Property to Buyer pursuant to the terms and conditions of this Agreement.

6.2.3 Terminate this Agreement by notice to Seller and Escrow Agent to that effect, to recover the full amount of the Deposit (and any interest accrued thereon), to receive reimbursement of Buyer’s actually incurred out of pocket costs in conjunction with the Agreement and to recover all damages and seek such other relief at law or in equity to which Buyer may be entitled as a result of Seller’s breach. Notwithstanding anything to the contrary, Buyer shall not be required to fund the balance of the Purchase Price in order to enforce its remedies under this Agreement.

6.2.4 Notwithstanding anything contained in this Section 6.2 to the contrary, Buyer shall not be entitled to recover punitive or consequential damages resulting from any breach or default by Seller under this Agreement.

ARTICLE 7
CASUALTY DAMAGE OR CONDEMNATION

7.1 Casualty. Risk of loss to the Property from fire or other casualty shall be borne by Seller until the Closing. In the event of any minor damage or destruction to the Property or any portion thereof, Seller and Buyer shall proceed to close under this Agreement and Buyer will receive (and Seller will assign to Buyer at the Closing, Seller’s rights under insurance policies to receive) any insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and assume responsibility for such repair, and Buyer shall receive a credit at Closing for any deductible, uninsured or coinsured amount under said insurance policies. For purposes of this Agreement, the term “minor damage or destruction” shall mean such instances of damage or destruction (i) which can be repaired or restored at a cost of Two Hundred Thousand and No/100 Dollars ($200,000.00) or less; and (ii) which can be restored and repaired within 120 days from the date of such damage or destruction; and (iii) in which Seller’s rights under its rent loss insurance policy covering the Property (or portions thereof) are assignable to Buyer and will continue pending restoration and repair of the damage or destruction; and (iv) does not permit any Tenant to terminate its Tenant Lease. In the event of such minor damage or destruction and Seller under any provision of this Agreement is unable or refuses to credit to Buyer the amount of such loss, Seller being under no obligation to do so, Buyer shall have the right to terminate this Agreement, the Deposit shall be returned to Buyer and the parties shall have no further obligations to or recourse against each other except for provisions that expressly survive termination of this Agreement.

In the event of any major damage or destruction to the Property or any portion thereof, Buyer may, at its option, by notice to Seller given by the sixtieth (60th) day after Buyer is notified by Seller of such damage or destruction (and if necessary the Closing Date shall be extended to give Buyer the full period to make such election): (i) terminate this Agreement, whereupon this Agreement shall terminate, the Deposit shall be returned to Buyer and the parties shall have no further obligations to or recourse against each other except for provisions that expressly survive termination of this Agreement; or (ii) proceed to close under this Agreement, receive (and, to the extent assignable, Seller will assign to Buyer at the Closing, Seller’s rights under insurance policies to receive) any insurance proceeds (including any rent loss insurance applicable to the period on or after the Closing Date) due Seller as a result of such damage or destruction (less any amounts reasonably expended for restoration or collection of proceeds) and assume responsibility for such repair, and Buyer shall receive a credit at Closing for any deductible, uninsured or coinsured amount under said insurance policies. If Buyer fails to deliver to Seller notice of its election within the period set forth above, Buyer will conclusively be deemed to have elected to proceed with the Closing as provided in clause (ii) of the preceding sentence. If Buyer elects clause (ii) above, Seller will cooperate with Buyer after the Closing to assist Buyer in obtaining the insurance proceeds from Seller’s insurers. For purposes of this Agreement “major damage or destruction” shall mean all instances of damage or destruction that do not constitute minor damage or destruction, as defined herein.

7.2 Condemnation. If, prior to the Closing, all or any portion of the Property becomes the subject of a condemnation proceeding or bona fide threat thereof by any party having the power of eminent domain, Seller shall immediately notify Buyer thereof in writing and Buyer may elect in its sole and absolute discretion, to: (i) terminate this Agreement whereupon this Agreement shall terminate, the Deposit shall be returned to Buyer and the parties shall have no further obligations to or recourse against each other except for provisions that expressly survive termination of this Agreement; or (ii) proceed with the transaction contemplated herein, in which event Buyer shall be entitled to receive all proceeds of any award or payment in lieu thereof and, if Buyer makes such election, Seller shall be released of all liability in connection therewith provided, however, Seller will, at Buyer’s expense, reasonably cooperate in the prosecution of any claim for a condemnation award. For purpose of this Section 7.2, “threat” shall mean the receipt of written notice by Seller from a condemning authority.

ARTICLE 8
REAL ESTATE COMMISSION

Buyer and Seller each represent to the other that no broker’s or real estate commissions or other finder’s fees are or shall be due in respect to this transaction by reason of any agreement made or which may be alleged to have been made by Buyer or Seller, except for a commission payable to Savills LLC (“Broker”), pursuant to a separate agreement between Broker and Seller. Each party agrees to indemnify and hold harmless the other from and against any and all claims, demands or the cost or expense thereof, including reasonable attorney’s fees, arising out of any broker’s commission, fee or other compensation due or alleged to be due in connection with the transactions contemplated by this Agreement based upon an agreement alleged to have been made or other action alleged to have been taken by the indemnifying party. This Article 8 shall survive the Closing or any earlier termination of this Agreement.

ARTICLE 9
MISCELLANEOUS

9.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. All Exhibits and Schedules attached hereto are a part of this Agreement and are incorporated herein by reference.

9.2 Binding On Successors and Assigns. Subject to Section 9.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

9.3 Right of Assignment. Buyer shall have the right, upon prior written notice to Seller, to assign this Agreement to (i) an entity formed by Buyer or Grubb & Ellis Healthcare REIT II, Inc., a Maryland corporation (“GEHC”) for the purposes of this acquisition; or (ii) an Affiliate of Buyer or GEHC (each, a “Permitted Successor or Assignee”), provided, at the time of such assignment, Buyer and Permitted Successor or Assignee shall execute and deliver to Seller a written agreement pursuant to which Buyer unconditionally assigns its interest in this Agreement to Permitted Successor or Assignee and Permitted Successor or Assignee unconditionally assumes and agrees to perform all of the obligations of Buyer pursuant to this Agreement. However, in no event shall such assignment release Buyer of any of its obligations hereunder. Other than the Permitted Successor or Assignee, Buyer shall not assign any or all of its rights and obligations pursuant to this Agreement (whether by direct or indirect transfer or assignment) without Seller’s prior written consent, which may be granted or withheld in Seller’s sole discretion.

9.4 Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Buyer of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

9.5 Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of Arkansas without regard to the principles of conflicts of law.

9.6 Counterparts. This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement. Originals transmitted by facsimile or electronic mail shall be considered original in all respects.

9.7 Notices. All notices, demands and other communications of any type given by any party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Section. All notices shall be in writing and shall be delivered (i) by courier; (ii) by Federal Express or other nationally recognized overnight delivery service; (iii) by facsimile; or (iv) by e-mail. Notices delivered by facsimile or e-mail must be followed by confirmation via Federal Express or other nationally recognized overnight delivery service. Notices shall be deemed received (1) if by courier, upon delivery or refusal of same; (2) if by Federal Express or other nationally recognized overnight delivery service, the Business Day following deposit; (3) if by facsimile, upon confirmation of transmission; and (4) immediately following e-mail transmission. Any notice received on a non-Business Day or after 5:00 p.m. Pacific Time on a Business Day shall be deemed received on the next Business Day. Notices shall be given to the following addresses:

To Seller:	Medical Park Place Medical Complex, LLC 839 North Jefferson Street, Suite 600 Milwaukee, WI 53202 Attn: Nicholas F. Checota Phone: (414) 277-0500 Facsimile: (414) 277-1055 Email: nchecota@lhf.biz
And with a copy to:
Reinhart Boerner Van Deuren s. c.
1000 North Water Street, Suite 1700
Milwaukee, WI 53202
Attn: Joseph J. Balistreri, Esq.
Phone: (414) 298-1000
Facsimile: (414) 298-8097
Email: jbalistreri@reinhartlaw.com

To Buyer:
c/o Grubb & Ellis Healthcare REIT II, Inc.
1551 North Tustin Avenue, Suite 300
Santa Ana, California 92705
Attn: Danny Prosky
Phone: (714) 667-8252
Facsimile: (714) 975-2199
E-mail: Danny.Prosky@Grubb-Ellis.com

And with a copy to:	Gregory Kaplan, PLC 7 East Second Street Richmond, Virginia 23224 Attn: Joseph J. McQuade Telephone: (804) 916-9027 Facsimile: (804) 916-9127 E-mail: jmcquade@gregkaplaw.com

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 9.7. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.

9.8 Attorneys’ Fees. In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including, without limitation, reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed.

9.9 IRS Real Estate Sales Reporting. Buyer and Seller agree that Escrow Agent shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Section 6045(e) of the Code and shall prepare and file all informational returns, including without limitation, IRS Form 1099-S, and shall otherwise comply with the provisions of Section 6045(e) of the Code.

9.10 Time Periods. If the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day.

9.11 Modification of Agreement. No modification of this Agreement shall be deemed effective unless in writing and signed by the party against whom enforcement is sought.

9.12 Survival of Provisions After Closing.  Any provisions of this Agreement that require observance or performance after the Closing Date shall continue in force and effect following the Closing Date.

9.13 Further Instruments. Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to the Escrow Agent, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement.

9.14 Descriptive Headings; Word Meaning. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as “herein,” “hereinafter,” “hereof’ and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine sender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.”

9.15 Business Day. As used herein, the term “Business Day” means any day other than Saturday, Sunday and any day which is a legal holiday in the State of Arkansas.

9.16 Construction of Agreement. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that Buyer and Seller have contributed substantially and materially to the preparation of this Agreement.

9.17 Severability. The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. However, if any provision in this Agreement is found by a court of law to be in violation of any applicable local, state or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void or unenforceable provision were not contained herein, and that the rights, obligations and interests of the parties under the remainder of this Agreement shall continue in full force and effect.

9.18 Exclusivity. After the Effective Date, Seller and its agents, representatives and employees shall immediately cease all marketing of the Property until such time as this Agreement is terminated and Seller shall not directly or indirectly make, accept, negotiate, entertain or otherwise pursue any offers for the sale of the Property.

9.19 Section 1031 Exchange. Either party may consummate the purchase or sale of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to Section 1031 of the Code, provided that (i) the Closing shall not be delayed or affected by reason of an Exchange nor shall the consummation or accomplishment of any Exchange be a condition precedent or condition subsequent to a party’s obligations under this Agreement; (ii) any party desiring an Exchange shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and the other party shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating such Exchange; and (iii) the party desiring an Exchange shall pay any additional costs that would not otherwise have been incurred by Buyer or Seller had such party not consummated its purchase or sale through an Exchange. Neither party shall by this agreement or acquiescence to an Exchange desired by the other party (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the other party that such party’s Exchange in fact complies with Section 1031 of the Code. In connection with such cooperation, Seller agrees, upon request of Buyer to “direct deed” for actual interests in the Property to a Permitted Successor or Assignee of Buyer.

9.20 Buyer’s Disclosures. Seller acknowledges that it is Buyer’s intention that the ultimate acquirer be an Affiliate of Buyer that is or intends to qualify as a real estate investment trust and that, as such, it is subject to certain filing and reporting requirements in accordance with federal laws and regulations, including but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other existing agreement between the parties hereto to the contrary, Buyer may publically file, disclose, report or publish any and all information related to this transaction that may be reasonably interpreted as being required by federal law or regulation.

9.21 Further Assurances. Subsequent to Closing, each party shall execute and deliver to the other such further documents and instruments as either party may reasonably request of the other in order to confirm or implement the terms of this Agreement (provided the same does not increase the liability of the party so being requested to execute and deliver such further instruments or documents).

9.22 Time for Performance. Time is of the essence in the performance of this Agreement. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal holiday, then such time period shall be automatically extended through the close of business on the next regular Business Day.

9.23 No Offer. The submission of a draft of this Agreement or a summary of some or all of its provisions does not constitute an offer to buy or to sell the Property, it being understood and agreed that neither Buyer nor Seller shall be legally obligated with respect to the obligations hereunder unless and until this Agreement has been executed by both Buyer and Seller.

9.24 Affiliate. “Affiliate” shall mean any entity that, directly or indirectly (including through one or more intermediaries), controls or is controlled by or is under common control with any other entity, including any subsidiary of an entity. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any entity, shall mean the possession, directly or indirectly (including through one or more intermediaries), of the power to direct or cause the direction of the management and policies of such entity, through the ownership of voting securities, partnership interests or other equity interests. Without limiting the generality of the foregoing, when used with respect to any corporation, the term “Affiliate” shall also include (i) any entity which owns, directly or indirectly (including through one or more intermediaries), fifty percent (50%) or more of any class of security of such corporation; (ii) any subsidiary of such corporation; and (iii) any subsidiary of an entity described in clause (i).

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLER:

Medical Park Place Medical Complex, LLC,
a Delaware limited liability company

By its Manager:
Landmark Healthcare Properties Fund, LLC,
a Delaware series limited liability company,
on behalf of its Jersey City Series

By its sole Member:
Landmark Healthcare Companies LLC,
a Delaware limited liability company

By: /s/ Nicholas F. Checota
Nicholas F. Checota
President

BUYER:

G&E HC REIT II BENTON MEDICAL PLAZA I & II MOB, LLC,

a Delaware limited liability company

By: /s/ Jeffrey T. Hanson
Name: Jeffrey T. Hanson
Its: Authorized Signatory